Exhibit 23.1

CONSENT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33 The Corso

Manly, New South Wales 2095

Australia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 31, 2025, relating to the consolidated financial statements of Mixed Martial Arts Group Limited and its subsidiaries (the Company) appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

/s/ BDO Audit Pty Ltd

BDO Audit Pty Ltd
Sydney, Australia
January 16, 2026